Exhibit 99.2

Earnings Release & Financial Supplement

First Quarter 2026

Financial Supplement | First Quarter 2026

Financial Supplement | First Quarter 2026

Corporate Profile
Americold (NYSE: COLD) is a global leader in temperature-controlled logistics and real estate, supporting the safe, efficient movement of food worldwide. With 224 operating facilities across North America, Europe, Asia-Pacific, and South America— totaling approximately 1.4 billion refrigerated cubic feet—we connect producers, processors, distributors, and retailers. Leveraging deep industry expertise, advanced technology, and sustainable practices, Americold delivers reliable cold storage and transportation solutions that create lasting value for customers and communities.
Corporate Headquarters
10 Glenlake Parkway, Suite 600, South Tower
Atlanta, Georgia 30328
Telephone: 678-441-1400
Website: www.americold.com
Senior Management
Robert S. Chambers: Chief Executive Officer and Director
Christopher J. Papa: Chief Financial Officer and Executive Vice President
M. Bryan Verbarendse: President, Americas
Richard C. Winnall: President, International
Nathan H. Harwell: Chief Legal and People Officer and Executive Vice President
R. Scott Henderson: Chief Investment Officer and Executive Vice President
Michael P. Spires: Chief Information Officer and Executive Vice President
Robert E. Harris, Jr.: Chief Accounting Officer and Senior Vice President
Board of Directors
Mark R. Patterson: Chairman of the Board of Directors
George J. Alburger, Jr.: Director
Kelly H. Barrett: Director
Robert L. Bass: Director
Robert S. Chambers: Chief Executive Officer and Director
Antonio F. Fernandez: Director
Pamela K. Kohn: Director
David J. Neithercut: Director
Andrew P. Power: Director
Joseph E. Reece: Director
Stephen R. Sleigh: Director
Investor Relations
To request more information or to be added to our e-mail distribution list, please visit the investors section of our website: www.americold.com
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Financial Supplement | First Quarter 2026

Analyst Coverage

Firm	Analyst Name	Contact	Email
Baird Equity Research	Nicholas Thillman	414-298-5053	nthillman@rwbaird.com
Bank of America Merrill Lynch	Samir Khanal	646-855-1497	samir.khanal@bofa.com
Barclays	Brendan Lynch	212-526-9428	brendan.lynch@barclays.com
BNP Paribas Exane Research	Nate Crossett	646-725-3716	nate.crossett@exanebnpparibas.com
Citi	Craig Mailman	212-816-4471	craig.mailman@citi.com
Compass Point Research	Rob Simone	201-355-6813	rsimone@compasspointllc.com
Evercore ISI	Steve Sakwa/ Michael Griffin	212-446-9462 / 212-752-0886	steve.sakwa@evercoreisi.com / michael.griffin@evercoreisi.com
Green Street Advisors	Vince Tibone	949-640-8780	vtibone@greenstreet.com
J.P. Morgan	Michael W. Mueller	212-622-6689	michael.w.mueller@jpmorgan.com
KeyBanc	Todd Thomas	917-368-2286	tthomas@key.com
MorningStar Research Services	Kevin Brown	312-244-7664	kevin.brown@morningstar.com
Piper Sandler	Alexander Goldfarb	212-466-7937	alexander.goldfarb@psc.com
RBC	Michael Carroll	440-715-2649	michael.carroll@rbccm.com
Scotiabank	Greg McGinniss	212-225-6906	greg.mcginniss@scotiabank.com
Truist	Michael R. Lewis	212-319-5659	michael.r.lewis@truist.com
UBS	Michael Goldsmith	212-713-2951	michael.goldsmith@ubs.com
Wells Fargo Securities	Blaine Heck	410-662-2556	blaine.heck@wellsfargo.com
Wolfe Research	Andy Liu	646-582-9257	aliu@wolferesearch.com
Stock Listing Information
The shares of Americold Realty Trust, Inc. are traded on the New York Stock Exchange under the symbol “COLD”.
Credit Ratings

DBRS Morningstar
Credit Rating:	BBB	(Positive Trend)

Fitch
Issuer Default Rating:	BBB	(Stable Outlook)

Moody’s
Issuer Rating:	Baa3	(Stable Outlook)
These credit ratings may not reflect the potential impact of risks relating to the structure or trading of the Company’s securities and are provided solely for informational purposes. Credit ratings are not recommendations to buy, hold or sell any security, and may be revised or withdrawn at any time by the issuing rating agency at its sole discretion. The Company does not undertake any obligation to maintain the ratings or to advise of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating. An explanation of the significance of the ratings may be obtained from each of the rating agencies.

Financial Supplement | First Quarter 2026

AMERICOLD ANNOUNCES FIRST QUARTER 2026 RESULTS
Delivered $0.29 Q1 AFFO Per Share

Industry Fundamentals Continue to Show Signs of Stabilization

Continued Progress Across Key Strategic Priorities - Including New $1.3 Billion Joint Venture

Atlanta, GA, May 7, 2026 - Americold Realty Trust, Inc. (NYSE: COLD) (the “Company”), is the global leader in temperature-controlled logistics, ensuring safe, efficient food movement worldwide, today announced financial and operating results for the first quarter ended March 31, 2026.

“Americold delivered another solid quarter, with results that came in ahead of expectations,” said Rob Chambers, CEO of Americold. “Our teams remain tightly focused on pricing discipline, cost control, and delivering excellent service to customers. I was particularly encouraged that physical occupancy levels have largely stabilized, reinforcing our view that we should return to more normal seasonal trends as we progress throughout the year.”

“Most importantly, we made meaningful progress this quarter executing on the five key priorities we outlined coming into the year. The joint venture we announced this morning with EQT, a world-class real estate investor, shows meaningful progress towards our goal to strengthen the balance sheet, and highlights the quality and attractiveness of our mission-critical assets and operating platform. Our teams also made progress winning new business with customers, advancing key commercial initiatives, continuing to streamline our cost structure, and diligently managing our portfolio.”

“I am pleased with how we are delivering on our commitments while continuing to strengthen our financial and operational foundation. With disciplined capital allocation, a sharp focus on execution, and an unwavering commitment to customer service, I believe Americold is well positioned to enhance long‑term earnings growth and create lasting value for our shareholders.”

First Quarter 2026 Highlights
•Total revenues of $629.9 million, a 0.1% increase from $629.0 million in Q1 2025 and a decrease of 1.9% on a constant currency basis.
•Net loss of $13.6 million, or $0.05 loss per diluted share, as compared to a net loss of $0.06 per diluted share in Q1 2025.
•Global Warehouse segment same store revenues increased 0.8% on an actual basis and decreased 1.0% on a constant currency basis as compared to Q1 2025.
•Global Warehouse same store services margin decreased to 12.8% from 13.2% in Q1 2025.
•Global Warehouse segment same store NOI decreased 3.1%, or 4.5% on a constant currency basis, as compared to Q1 2025.
•Adjusted FFO of $81.9 million, or $0.29 per diluted share, a 14.7% decrease from Q1 2025 Adjusted FFO per diluted share of $0.34.
•Core EBITDA of $136.8 million, decreased $10.8 million, or 7.3% (8.4% on a constant currency basis) from $147.6 million in Q1 2025.
•Core EBITDA margin of 21.7%, decreased from 23.5% in Q1 2025.

Financial Supplement | First Quarter 2026

2026 Outlook
The table below includes the details of our annual guidance. The Company’s guidance is provided for informational purposes based on current plans and assumptions and is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced. The ranges for these metrics also do not include the impact of the joint venture announced on May 7, 2026.

As of
February 19, 2026
Warehouse segment same store revenues (constant currency)	$2.20B - $2.27B
Warehouse segment same store NOI (constant currency)	$735M - $785M
Total Company NOI (constant currency)	$780M - $845M
Total selling, general and administrative expense (guidance is inclusive of approximately $218M - $228M of core SG&A, $23M - $24M of share-based compensation expense, and $8M - $10M of Project Orion deferred costs amortization)	$250M - $260M
Core EBITDA	$570M - $620M
Interest expense	$170M - $180M
Current income tax expense	$6M - $8M
Total maintenance capital expenditures	$60M - $70M
Adjusted FFO per share	$1.20 - $1.30

Financial Supplement | First Quarter 2026

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, May 7, 2026 at 8:00 a.m. Eastern Time to discuss its first quarter 2026 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust’s website at www.americold.com. To listen to the live webcast, please go to the site at least fifteen minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.
The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID#11161509. The telephone replay will be available starting shortly after the call until May 21, 2026.
The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.
During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.
First Quarter 2026 Total Company Financial Results
Total revenues for the first quarter of 2026 were $629.9 million, a 0.1% increase from $629.0 million in the same quarter of the prior year, primarily due to an increase in transportation services revenues, partially offset by lower volumes in the Global Warehouse segment.
Beginning with the period ended March 31, 2026, the Company's former Third-Party Managed reportable segment is included under the Warehouse reportable segment. All prior period comparative financial information has been recast to reflect the revised segment structure.
For the first quarter of 2026, Global Warehouse segment revenues were $577.9 million, a decrease of $7.1 million, or 1.2% on an actual basis and 3.0% on a constant currency basis, compared to $585.0 million for the first quarter of 2025. This decrease was principally driven by an overall reduction in volumes due to a competitive environment, changes in consumer buying habits, and the related change in food production levels. Such changes are due to increasing consumer conservatism, amid an inflationary environment, and increased capacity associated with speculative development in the cold storage industry. These headwinds are partially offset by higher revenue per pallet due to changes in mix and pricing adjustments in the normal course of operations.
Global Warehouse segment contribution net operating income (NOI) was $186.7 million for the first quarter of 2026 as compared to $198.6 million for the first quarter of 2025, a decrease of $11.9 million, or a decrease of 6.0% on an actual basis and a decrease of 7.3% on a constant currency basis. Global Warehouse segment margin was 32.3% for the first quarter of 2026, a 160 basis point decrease compared to the first quarter of 2025. The decrease in both NOI and margin for the Global Warehouse segment is primarily driven by the decrease in Global Warehouse segment revenues, as noted above, and higher energy costs during the first quarter of 2026 as compared to the first quarter of 2025.
Total NOI for the first quarter of 2026 was $195.5 million, a decrease of 5.0% (6.4% decrease on a constant currency basis) from the same quarter of the prior year. This decrease is primarily related to a decrease in Global Warehouse segment NOI, as described above, partially offset by the increase in Transportation segment NOI. Such increases in the Transportation segment NOI were driven by higher volumes across our Transportation network.
For the first quarter of 2026, the Company reported net loss of $13.6 million, or a net loss of $0.05 per diluted share, compared to a net loss of $16.4 million, or a net loss of $0.06 per diluted share, for the comparable quarter of the prior year. This decrease in net loss was primarily driven by a favorable $9.1 million change in Total income tax benefit (expense), a $5.0 million decrease in Transactions, strategic initiatives and other costs, net, a Net gain from sale of real estate of $2.2 million recognized in the first quarter of 2026, partially offset by the same factors driving the decrease in NOI mentioned above and a $5.4 million increase in Interest expense.

Financial Supplement | First Quarter 2026

Core EBITDA was $136.8 million for the first quarter of 2026, compared to $147.6 million for the comparable quarter of the prior year. This decrease (7.3% on an actual basis and 8.4% on a constant currency basis) was primarily driven by the decrease in total NOI noted above.
For the first quarter of 2026, Core FFO was $58.7 million, or $0.20 per diluted share, compared to $67.3 million, $0.24 per diluted share for the first quarter of 2025.
For the first quarter of 2026, Adjusted FFO was $81.9 million, or $0.29 per diluted share, compared to $95.7 million, $0.34 per diluted share for the first quarter of 2025.
Please see the Company’s supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.
Balance Sheet Activity and Liquidity
As of March 31, 2026, the Company had total liquidity of approximately $564.3 million, including cash and available capacity on its revolving credit facility and outstanding letters of credit. Total net debt outstanding was approximately $4.4 billion (inclusive of approximately $200.5 million of financing leases/sale lease-backs and exclusive of unamortized deferred financing fees). Unsecured debt comprises 95.4% of the Company’s total debt as of March 31, 2026. At quarter end, net debt to pro forma Core EBITDA (based on trailing twelve months pro forma Core EBITDA) was approximately 7.1x. The Company’s unsecured debt has a remaining weighted average term of 3.9 years, inclusive of extensions that the Company is expected to utilize, and carries a weighted average contractual interest rate of 4.0%. As of March 31, 2026, approximately 80.5% of the Company’s total debt outstanding was at a fixed rate, inclusive of hedged variable-rate for fixed-rate debt.
Dividend
On March 5, 2026, the Company’s Board of Directors declared a dividend of $0.23 per share for the first quarter of 2026, which was paid on April 15, 2026 to common stockholders of record as of March 31, 2026.

Financial Supplement | First Quarter 2026

About the Company
Americold (NYSE: COLD) is a global leader in temperature-controlled logistics and real estate, supporting the safe, efficient movement of food worldwide. With 224 operating facilities across North America, Europe, Asia-Pacific, and South America— totaling approximately 1.4 billion refrigerated cubic feet—we connect producers, processors, distributors, and retailers. Leveraging deep industry expertise, advanced technology, and sustainable practices, Americold delivers reliable cold storage and transportation solutions that create lasting value for customers and communities.
Non-GAAP Measures
We use the following non-GAAP financial measures as supplemental performance measures of our business: NAREIT FFO, Core FFO, Adjusted FFO, NAREIT EBITDAre, Core EBITDA, Core EBITDA margin, net debt to pro-forma Core EBITDA, segment contribution (NOI) and margin, same store revenues and NOI, certain constant currency metrics, and maintenance capital expenditures. Definitions of these non-GAAP metrics are included in our quarterly financial supplement, and reconciliations of these non-GAAP measures to their most comparable US GAAP metrics are included herein. Each of the non-GAAP measures included in this press release has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this press release may not be comparable to similarly titled measures disclosed by other companies, including other REITs.
Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include the following: failure to execute on growth strategies and opportunities; geopolitical conflicts, including the ongoing conflicts in the Middle East, and any related or resulting disruptions, including increasing energy costs; rising inflationary pressures, increased interest rates and operating costs; national, international, regional and local economic conditions, including impacts and uncertainty from trade disputes and tariffs on goods imported to the United States and goods exported to other countries; periods of economic slowdown or recession; labor and power costs; labor shortages; our relationship with our associates, the occurrence of any work stoppages or any disputes under our collective bargaining agreements and employment related litigation; the impact of supply chain disruptions; risks related to rising construction costs; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns within expected time frames, or at all, in respect thereof; uncertainty of revenues, given the nature of our customer contracts; acquisition risks, including the failure to identify or complete attractive acquisitions or failure to realize the intended benefits from our recent acquisitions; risks related to failure to consummate our joint venture with EQT on the terms or timeline currently anticipated, or at all, due to the failure to satisfy closing conditions, obtain necessary approvals or consents, or other factors beyond our control; risks related to failure to achieve the anticipated benefits, synergies or returns from our joint venture with EQT, including as a result of unanticipated costs or liabilities, difficulties in integrating joint venture operations, or the failure of the joint venture to perform in accordance with our expectations; difficulties in expanding our operations into new markets and products; uncertainties and risks related to public health crises; a failure of our information technology systems, systems conversions and integrations, cybersecurity attacks or a breach of our information security systems, networks or processes; risks related to implementation of the new ERP system; risks related to defaults or non-renewals of significant customer contracts; risks related to privacy and data security concerns, and data collection and transfer restrictions and related foreign regulations; changes in applicable governmental regulations and tax legislation; risks related to current and potential international operations and properties; actions by our competitors and their increasing ability to compete with us; changes in foreign currency exchange rates; the potential liabilities, costs and regulatory impacts associated with our in-house trucking services and the potential disruptions associated with our use of third-party trucking service providers for transportation services to our customers; liabilities as a result of our participation in multi-employer pension plans; risks related to the partial ownership of properties, including our JV investment; risks related to natural disasters; adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; changes in real estate and zoning laws and increases in real property tax rates; general economic conditions; risks associated with the ownership of real estate generally and temperature-controlled warehouses in particular; possible environmental liabilities; uninsured losses or losses in excess of our insurance coverage; financial market fluctuations; our failure to obtain necessary outside financing on attractive terms, or at all; risks related to, or restrictions contained in, our debt financings; decreased storage rates or increased vacancy rates; the potential dilutive effect of our common stock offerings,

Financial Supplement | First Quarter 2026

including our ongoing at the market program; the cost and time requirements as a result of our operation as a publicly traded REIT; and our failure to maintain our status as a REIT.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements may contain such words. Examples of forward-looking statements included in this press release include, but are not limited to, those regarding our 2026 outlook and our migration of our customers to fixed commitment storage contracts and statements about the joint venture transaction with EQT. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, and other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future except to the extent required by law.
Contacts:
Americold Realty Trust, Inc.
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Financial Supplement | First Quarter 2026

First Quarter 2026 Global Warehouse Segment Results
Beginning with the period ended March 31, 2026, the Company's former Third-Party Managed reportable segment is included under the Warehouse reportable segment. All prior period comparative financial information has been recast to reflect the revised segment structure. The Company's Third-Party Managed sites are included within the same store warehouse pool.
The following tables present revenues, contribution (NOI), margins, and certain operating metrics for our global, same store, and non-same store warehouses for the three months ended March 31, 2026 and 2025.

	Three Months Ended March 31,			Change
Dollars and units in thousands, except per pallet data	2026 Actual	2026 Constant Currency(1)	2025 Actual	Actual	Constant Currency

TOTAL WAREHOUSE SEGMENT
Global Warehouse revenues(2):
Rent and storage	$246,055	$242,748	$254,579	(3.3)%	(4.6)%
Warehouse services(3)	331,858	324,709	330,408	0.4%	(1.7)%
Total revenues	$577,913	$567,457	$584,987	(1.2)%	(3.0)%
Global Warehouse cost of operations(2)(3):
Power	33,823	33,184	31,711	6.7%	4.6%
Other facilities costs(4)(5)	61,223	60,331	59,723	2.5%	1.0%
Labor	252,718	246,962	247,444	2.1%	(0.2)%
Other services costs(4)(6)	43,443	42,914	47,515	(8.6)%	(9.7)%
Total warehouse segment cost of operations	$391,207	$383,391	$386,393	1.2%	(0.8)%

Global Warehouse contribution (NOI)	$186,706	$184,066	$198,594	(6.0)%	(7.3)%
Rent and storage contribution (NOI)(7)	$151,009	$149,233	$163,145	(7.4)%	(8.5)%
Services contribution (NOI)(8)	$35,697	$34,833	$35,449	0.7%	(1.7)%
Global Warehouse margin	32.3%	32.4%	33.9%	-160 bps	-150 bps
Rent and storage margin(9)	61.4%	61.5%	64.1%	-270 bps	-260 bps
Warehouse services margin(10)	10.8%	10.7%	10.7%	10 bps	0 bps

Global Warehouse rent and storage metrics:
Average economic occupied pallets(11)	3,930	n/a	4,128	(4.8)%	n/a
Average physical occupied pallets(12)	3,372	n/a	3,500	(3.7)%	n/a
Average physical pallet positions(12)	5,192	n/a	5,525	(6.0)%	n/a
Economic occupancy percentage(11)	75.7%	n/a	74.7%	100 bps	n/a
Physical occupancy percentage(12)	64.9%	n/a	63.3%	160 bps	n/a
Total rent and storage revenues per average economic occupied pallet	$62.61	$61.77	$61.67	1.5%	0.2%
Total rent and storage revenues per average physical occupied pallet	$72.97	$71.99	$72.74	0.3%	(1.0)%
Global Warehouse services metrics:
Throughput pallets(3)	8,742	n/a	9,010	(3.0)%	n/a
Total warehouse services revenues per throughput pallet	$37.96	$37.14	$36.67	3.5%	1.3%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Rent, storage, and warehouse services revenues do not include the financial results of warehouses that are classified as held for sale. Rent, storage, and warehouse services cost of operations do not include the financial results of warehouses that are considered idle, closed due to an intention to exit, or held for sale. These sites are recognized within Transactions, strategic initiatives and other costs, net.
(3)Prior period Warehouse segment financial results and related metrics have been recast to include the Company’s former Third-Party Managed reportable segment. The former Third-Party Managed services revenues are now included within Warehouse services revenues.
(4)Certain immaterial prior period amounts have been reclassified to conform to the current period presentation.
(5)Includes real estate rent expense of $6.9 million and $6.5 million for the three months ended March 31, 2026 and 2025, respectively.
(6)Includes non-real estate rent expense (equipment lease and rentals) of $1.7 million and $2.5 million for the three months ended March 31, 2026 and 2025, respectively. Prior period non-real estate rent expense is recast for the inclusion of Third-Party Managed sites.
(7)Calculated as warehouse rent and storage revenues less power and other facilities costs.
(8)Calculated as warehouse services revenues less labor and other services costs.
(9)Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.
(10)Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.
(11)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(12)We define average physical occupied pallets as the average number of physically occupied pallet positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, for the applicable period.
(n/a = not applicable)

Financial Supplement | First Quarter 2026

	Three Months Ended March 31,			Change
Dollars and units in thousands, except per pallet data	2026 Actual	2026 Constant Currency(1)	2025 Actual	Actual	Constant Currency

SAME STORE WAREHOUSE
Number of same store warehouses(2)	215		215
Same store revenues(3):
Rent and storage	$236,068	$232,833	$238,593	(1.1)%	(2.4)%
Warehouse services(4)	323,626	316,715	316,601	2.2%	—%
Total same store revenues	$559,694	$549,548	$555,194	0.8%	(1.0)%
Same store cost of operations(3)(4):
Power	32,049	31,434	29,515	8.6%	6.5%
Other facilities costs(5)	57,524	56,716	56,979	1.0%	(0.5)%
Labor	240,527	234,937	232,990	3.2%	0.8%
Other services costs(5)	41,663	41,149	41,758	(0.2)%	(1.5)%
Total same store cost of operations	$371,763	$364,236	$361,242	2.9%	0.8%

Same store contribution (NOI)	$187,931	$185,312	$193,952	(3.1)%	(4.5)%
Same store rent and storage contribution (NOI)(6)	$146,495	$144,683	$152,099	(3.7)%	(4.9)%
Same store services contribution (NOI)(7)	$41,436	$40,629	$41,853	(1.0)%	(2.9)%
Same store margin	33.6%	33.7%	34.9%	-130 bps	-120 bps
Same store rent and storage margin(8)	62.1%	62.1%	63.7%	-160 bps	-160 bps
Same store services margin(9)	12.8%	12.8%	13.2%	-40 bps	-40 bps

Same store rent and storage metrics:
Average economic occupied pallets(10)	3,848	n/a	3,926	(2.0)%	n/a
Average physical occupied pallets(11)	3,304	n/a	3,332	(0.8)%	n/a
Average physical pallet positions(11)	4,976	n/a	5,031	(1.1)%	n/a
Economic occupancy percentage(10)	77.3%	n/a	78.0%	-70 bps	n/a
Physical occupancy percentage(11)	66.4%	n/a	66.2%	20 bps	n/a
Same store rent and storage revenues per average economic occupied pallet	$61.35	$60.51	$60.77	1.0%	(0.4)%
Same store rent and storage revenues per average physical occupied pallet	$71.45	$70.47	$71.61	(0.2)%	(1.6)%
Same store services metrics:
Throughput pallets(4)	8,526	n/a	8,619	(1.1)%	n/a
Same store warehouse services revenues per throughput pallet	$37.96	$37.15	$36.73	3.3%	1.1%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Sites are removed from the site count if the executive leadership team has approved the exit and the site is vacant as of period end or if the site is held for sale.
(3)Rent, storage, and warehouse services revenues do not include the financial results of warehouses that are classified as held for sale. Rent, storage, and warehouse services cost of operations do not include the financial results of warehouses that are considered idle, closed due to an intention to exit, or held for sale. These sites are recognized within Transactions, strategic initiatives and other costs, net.
(4)Prior period Warehouse segment financial results and related metrics have been recast to include the Company’s former Third-Party Managed reportable segment. The former Third-Party Managed services revenues are now included within Warehouse services revenues.
(5)Certain immaterial prior period amounts have been reclassified to conform to the current period presentation.
(6)Calculated as same store rent and storage revenues less same store power and other facilities costs.
(7)Calculated as same store warehouse services revenues less same store labor and other services costs.
(8)Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(9)Calculated as same store services contribution (NOI) divided by same store services revenues.
(10)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(11)We define average physical occupied pallets as the average number of physically occupied pallet positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, for the applicable period.
(n/a = not applicable)

Financial Supplement | First Quarter 2026

	Three Months Ended March 31,			Change
Dollars and units in thousands, except per pallet data	2026 Actual	2026 Constant Currency(1)	2025 Actual	Actual	Constant Currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(2)	9		23
Non-same store revenues(3):
Rent and storage	$9,987	$9,915	$15,986	n/r	n/r
Warehouse services	8,232	7,994	13,807	n/r	n/r
Total non-same store revenues	$18,219	$17,909	$29,793	n/r	n/r
Non-same store cost of operations(3):
Power	1,774	1,750	2,196	n/r	n/r
Other facilities costs	3,699	3,615	2,744	n/r	n/r
Labor	12,191	12,025	14,454	n/r	n/r
Other services costs	1,780	1,765	5,757	n/r	n/r
Total non-same store cost of operations	$19,444	$19,155	$25,151	n/r	n/r

Non-same store contribution (NOI)	$(1,225)	$(1,246)	$4,642	n/r	n/r
Non-same store rent and storage contribution (NOI)(4)	$4,514	$4,550	$11,046	n/r	n/r
Non-same store services contribution (NOI)(5)	$(5,739)	$(5,796)	$(6,404)	n/r	n/r

Non-same store rent and storage metrics:
Average economic occupied pallets(6)	82	n/a	202	n/r	n/a
Average physical occupied pallets(7)	68	n/a	168	n/r	n/a
Average physical pallet positions(7)	216	n/a	494	n/r	n/a
Economic occupancy percentage(6)	38.0%	n/a	40.9%	n/r	n/a
Physical occupancy percentage(7)	31.5%	n/a	34.0%	n/r	n/a
Non-same store rent and storage revenues per average economic occupied pallet	$121.79	$120.91	$79.14	n/r	n/r
Non-same store rent and storage revenues per average physical occupied pallet	$146.87	$145.81	$95.15	n/r	n/r
Non-same store services metrics:
Throughput pallets	216	n/a	391	n/r	n/a
Non-same store warehouse services revenues per throughput pallet	$38.11	$37.01	$35.31	n/r	n/r
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)As of March 31, 2026, the non-same store facility count consists of: 6 sites that are in the recently completed expansion and development phase, 1 facility that we purchased in 2025, 1 recently leased warehouse in Australia, and 1 site that is temporarily idle. As of March 31, 2026, there are 3 sites in the development and expansion phase that will be added to the non-same store pool when operations commence. Sites are removed from the site count if the executive leadership team has approved the exit and the site is vacant as of period end or if the site is held for sale.
(3)Rent, storage, and warehouse services revenues do not include the financial results of warehouses that are classified as held for sale. Rent, storage, and warehouse services cost of operations do not include the financial results of warehouses that are considered idle, closed due to an intention to exit, or held for sale. These sites are recognized within Transactions, strategic initiatives and other costs, net.
(4)Calculated as non-same store rent and storage revenues less non-same store power and other facilities costs.
(5)Calculated as non-same store warehouse services revenues less non-same store labor and other services costs.
(6)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(7)We define average physical occupied pallets as the average number of physically occupied pallet positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, for the applicable period.
(n/a = not applicable)
(n/r = not relevant)

Financial Supplement | First Quarter 2026

Financial Information

Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except shares and per share amounts)
	March 31, 2026	December 31, 2025
Assets
Property, buildings, and equipment:
Land	$823,897	$818,606
Buildings and improvements	4,918,058	4,798,286
Machinery and equipment	1,690,943	1,612,744
Assets under construction	687,313	756,798
	8,120,211	7,986,434
Accumulated depreciation	(2,715,576)	(2,641,241)
Property, buildings, and equipment – net	5,404,635	5,345,193

Operating leases - net	170,772	179,935
Financing leases - net	166,336	157,936

Cash, cash equivalents, and restricted cash	39,828	136,863
Accounts receivable - net of allowance of $15,743 and $16,396 at March 31, 2026 and December 31, 2025, respectively	372,131	368,521
Identifiable intangible assets – net	807,195	819,494
Goodwill	828,260	828,335
Investments in and advances to partially owned entities	39,503	39,231
Other assets	254,980	246,090
Total assets	$8,083,640	$8,121,598

Liabilities and Equity
Liabilities
Borrowings under revolving line of credit	$606,154	$332,111
Accounts payable and accrued expenses	547,710	574,059
Senior unsecured notes and term loans - net of deferred financing costs of $15,101 and $16,001 at March 31, 2026 and December 31, 2025, respectively	3,576,456	3,792,123
Sale-leaseback financing obligations	41,623	42,352
Financing lease obligations	158,858	152,262
Operating lease obligations	172,090	179,965
Unearned revenues	21,389	20,169
Deferred tax liability - net	92,875	98,591
Other liabilities	7,830	7,953
Total liabilities	5,224,985	5,199,585

Equity
Stockholders' equity:
Common stock, $0.01 par value per share – 500,000,000 authorized shares; 285,294,874 and 284,871,943 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	2,852	2,848
Paid-in capital	5,670,634	5,664,195
Accumulated deficit and distributions in excess of net earnings	(2,799,205)	(2,719,408)
Accumulated other comprehensive loss	(54,508)	(63,190)
Total stockholders’ equity	2,819,773	2,884,445
Noncontrolling interests	38,882	37,568
Total equity	2,858,655	2,922,013
Total liabilities and equity	$8,083,640	$8,121,598

Financial Supplement | First Quarter 2026

Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended March 31,
	2026	2025
Revenues:
Rent, storage, and warehouse services	$577,913	$584,987
Transportation services	51,957	43,993
Total revenues	629,870	628,980
Operating expenses:
Rent, storage, and warehouse services cost of operations	391,207	386,393
Transportation services cost of operations	43,154	36,739
Depreciation and amortization	91,660	88,982
Selling, general, and administrative	71,319	69,235
Transactions, strategic initiatives and other costs, net	20,445	25,414
Net gain from sale of real estate	(2,205)	—
Total operating expenses	615,580	606,763

Operating income	14,290	22,217

Other (expense) income:
Interest expense	(41,519)	(36,117)
Loss from investments in partially owned entities	(412)	(1,363)
Other, net	7,383	1,296
Loss before income taxes	(20,258)	(13,967)

Income tax (expense) benefit:
Current income tax	(2,940)	(1,933)
Deferred income tax	9,506	(573)
Total income tax benefit (expense)	6,566	(2,506)

Net loss	$(13,692)	$(16,473)
Net loss attributable to noncontrolling interests	(135)	(93)
Net loss attributable to Americold Realty Trust, Inc.	$(13,557)	$(16,380)

Weighted average common stock outstanding – basic	286,263	285,363
Weighted average common stock outstanding – diluted	286,263	285,363

Net loss per common share - basic	$(0.05)	$(0.06)
Net loss per common share - diluted	$(0.05)	$(0.06)

Financial Supplement | First Quarter 2026

Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands, except shares and per share amounts)
	Three Months Ended March 31,
	2026	2025
Operating activities:
Net loss	$(13,692)	$(16,473)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	91,660	88,982
Amortization of deferred financing costs and pension withdrawal liability	1,532	1,400
Project Orion deferred costs amortization	2,582	2,109
Loss from investments in partially owned entities	412	1,363
Stock-based compensation expense	8,432	8,220
Deferred income tax (benefit) expense	(9,506)	573
Provision for doubtful accounts receivable	972	139
Non-cash operating lease expenses	8,542	9,292
Net gain from sale of real estate	(2,205)	—
Changes in operating assets and liabilities:
Accounts receivable	(3,219)	9,633
Accounts payable and accrued expenses	(29,149)	(67,052)
Other assets	(2,995)	(3,547)
Operating lease liabilities	(8,564)	(8,451)
Proceeds from settlement of treasury lock hedge transactions	—	1,292
Other, net	(4,934)	2,722
Net cash provided by operating activities	39,868	30,202
Investing activities:
Additions to property, buildings and equipment	(109,985)	(112,543)
Acquisitions of property, buildings, and equipment, net of cash acquired	(18,707)	—
Business combinations, net of cash acquired	—	(108,448)
Investments in and advances to partially owned entities and other, net	—	(5,848)
Proceeds from sale of property, buildings, and equipment	2,699	133
Net cash used in investing activities	(125,993)	(226,706)
Financing activities:
Distributions paid on common stock, restricted stock units and noncontrolling interests in OP	(66,101)	(63,404)
Proceeds from stock options exercised	1,474	2,228
Proceeds from employee stock purchase plan	—	1,577
Remittance of withholding taxes related to employee stock-based transactions	(1,410)	(2,646)
Proceeds from revolving line of credit	480,350	287,146
Repayment on revolving line of credit	(212,576)	(30,000)
Repayment of sale-leaseback financing obligations	(729)	(869)
Repayment of financing lease obligations	(12,573)	(7,160)
Repayment of senior unsecured notes	(200,000)	—
Net cash (used in) provided by financing activities	(11,565)	186,872
Net decrease in cash, cash equivalents, and restricted cash	(97,690)	(9,632)
Effect of foreign currency translation on cash, cash equivalents and restricted cash	655	926
Cash, cash equivalents and restricted cash:
Beginning of period	136,863	47,652
End of period	$39,828	$38,946

Financial Supplement | First Quarter 2026

Reconciliation of Net Loss to NAREIT FFO, Core FFO, and Adjusted FFO
(In thousands, except per share amounts)
	Three Months Ended March 31,
	2026	2025
Net loss(1)	$(13,692)	$(16,473)
Adjustments:
Real estate related depreciation	56,261	55,599
Net gain from sale of real estate	(2,205)	—
Net (gain) loss on real estate related asset disposals	(5)	1
Our share of reconciling items related to partially owned entities	247	215
NAREIT FFO	$40,606	$39,342
Adjustments:
Net (gain) loss on sale of non-real estate related assets	(241)	134
Transactions, strategic initiatives and other costs, net	20,445	25,414
Foreign currency exchange (gain) loss	(4,686)	221
Project Orion deferred costs amortization	2,582	2,109
Our share of reconciling items related to partially owned entities	—	118
Core FFO	$58,706	$67,338
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	1,532	1,400
Amortization of below/above market leases	365	351
Straight-line rent adjustment	302	84
Deferred income tax (benefit) expense	(9,506)	573
Stock-based compensation expense(2)	7,594	7,259
Non-real estate depreciation and amortization	35,399	33,383
Maintenance capital expenditures(3)	(12,504)	(14,799)
Our share of reconciling items related to partially owned entities	33	137
Adjusted FFO	$81,921	$95,726
(1)Net loss used in the calculation of the Adjusted FFO reconciliation represents Net loss before adjustment for Net loss attributable to noncontrolling interests.
(2)Stock-based compensation expense excludes any non-routine stock compensation expense associated with certain employee awards, which are recognized within Transactions, strategic initiatives and other costs, net.
(3)Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

Financial Supplement | First Quarter 2026

Reconciliation of Net Loss to NAREIT FFO, Core FFO, and Adjusted FFO (continued)
(In thousands, except per share amounts)
	Three Months Ended March 31,
	2026	2025
NAREIT FFO	$40,606	$39,342
Core FFO	$58,706	$67,338
Adjusted FFO	$81,921	$95,726

Reconciliation of weighted average shares:
Weighted average basic shares for Net loss calculation	286,263	285,363
Dilutive stock options and unvested restricted stock units	343	266
Weighted average dilutive shares	286,606	285,629

NAREIT FFO - basic per share	$0.14	$0.14
NAREIT FFO - diluted per share	$0.14	$0.14

Core FFO - basic per share	$0.21	$0.24
Core FFO - diluted per share	$0.20	$0.24

Adjusted FFO - basic per share	$0.29	$0.34
Adjusted FFO - diluted per share	$0.29	$0.34

Financial Supplement | First Quarter 2026

Reconciliation of Net Loss to NAREIT EBITDAre and Core EBITDA
(In thousands)
	Three Months Ended March 31,
	2026	2025
Net loss(1)	$(13,692)	$(16,473)
Adjustments:
Depreciation and amortization	91,660	88,982
Interest expense	41,519	36,117
Income tax (benefit) expense	(6,566)	2,506
Net gain from sale of real estate	(2,205)	—
Adjustment to reflect share of EBITDAre of partially owned entities	619	1,516
NAREIT EBITDAre	$111,335	$112,648
Adjustments:
Transactions, strategic initiatives and other costs, net	20,445	25,414
Loss from investments in partially owned entities	412	1,363
Foreign currency exchange (gain) loss	(4,686)	221
Stock-based compensation expense(2)	7,594	7,259
Net (gain) loss on real estate related asset disposals	(5)	1
Net (gain) loss on sale of non-real estate related assets	(241)	134
Project Orion deferred costs amortization	2,582	2,109
Reduction in EBITDAre from partially owned entities	(619)	(1,516)
Core EBITDA	$136,817	$147,633

Total revenues	$629,870	$628,980
Core EBITDA margin	21.7%	23.5%
(1)Net loss used in the calculation of the Core EBITDA reconciliation represents Net loss before adjustment for Net loss attributable to noncontrolling interests.
(2)Stock-based compensation expense excludes any non-routine stock compensation expense associated with certain employee awards, which are recognized within Transactions, strategic initiatives and other costs, net.

Financial Supplement | First Quarter 2026

Debt Detail and Maturities
	As of March 31, 2026
Indebtedness(1): (In thousands)	Carrying Value	Contractual Interest Rate(2)	Effective Interest Rate(3)	Maturity Date(4)
Senior Unsecured Revolving Credit Facility - USD(5)	$245,000	SOFR + 0.84%	4.96%	08/2027
Senior Unsecured Revolving Credit Facility - C$113M(5)	81,248	CORRA + 0.84%	3.82%	08/2027
Senior Unsecured Revolving Credit Facility - A$230.5M(5)	159,071	BBSW + 0.84%	5.34%	08/2027
Senior Unsecured Revolving Credit Facility - €70.5M(5)	81,480	EURIBOR + 0.84%	3.13%	08/2027
Senior Unsecured Revolving Credit Facility - NZ$68.5M(5)	39,355	BKBM + 0.84%	3.72%	08/2027
2025 Unsecured Term Loan - USD(6)	250,000	SOFR + 0.95%	4.66%	12/2026
Senior Unsecured Term Loan A Facility Tranche A-1 - USD(7)	375,000	SOFR + 0.94%	4.49%	08/2027
Senior Unsecured Term Loan A Facility Tranche A-2 - C$250M	179,752	CORRA + 0.94%	4.80%	01/2028
Senior Unsecured Term Loan A Facility Tranche A-3 - USD	270,000	SOFR + 0.94%	4.28%	01/2028
Private Series B Unsecured Notes - USD	400,000	4.86%	4.92%	01/2029
Private Series C Unsecured Notes - USD	350,000	4.10%	4.15%	01/2030
Private Series D Unsecured Notes - €400M	462,296	1.62%	1.67%	01/2031
Private Series E Unsecured Notes - €350M	404,509	1.65%	1.70%	01/2033
Public 5.600% Notes - USD	400,000	5.60%	5.70%	05/2032
Public 5.409% Notes - USD	500,000	5.41%	5.51%	09/2034
Total Unsecured Debt	$4,197,711	4.04%	4.18%	3.9 years
Sale-leaseback financing obligations	41,623	10.12%
Financing lease obligations	158,858	4.69%
Total Secured Debt	$200,481	5.82%

Total Debt Outstanding	$4,398,192	4.12%
Less: unamortized deferred financing costs(8)	(15,101)
Total Book Value of Debt	$4,383,091

Rate Type:	March 31, 2026	% of Total
Fixed(9)	$3,542,038	80.5%
Variable-unhedged	856,154	19.5%
Total Debt Outstanding	$4,398,192	100%

Debt Type:	March 31, 2026	% of Total
Unsecured	$4,197,711	95.4%
Secured	200,481	4.6%
Total Debt Outstanding	$4,398,192	100%

Capitalization:	March 31, 2026
Total Debt Outstanding	$4,398,192
Less: Cash, cash equivalents and restricted cash	(39,828)
Net Debt	$4,358,364
Pro forma Core EBITDA - last twelve months(11)	$611,471
Net Debt to Pro Forma Core EBITDA	7.1x

Enterprise Value:	March 31, 2026
Fully Diluted Common Stock(10)	290,951
Common Stock Share Price	$11.46
Market Value of Common Equity	$3,334,298
Net Debt	$4,358,364
Total Enterprise Value	$7,692,662
(1)Borrowing currency and value presented in caption unless USD denominated.
(2)As of March 31, 2026, for the Senior Unsecured Revolving Credit Facility, the adjusted daily SOFR rate was 3.73% (which includes an adjustment of 0.10%), the adjusted daily CORRA rate was 2.59% (which includes an adjustment of 0.30%), the one-month BBSW rate was 4.11%, the one-month EURIBOR rate was 1.89%, and the one-month weighted average BKBM rate was 2.48%. As of March 31, 2026, the daily SOFR rate was 3.63% for the 2025 Unsecured Term Loan. Our Senior Unsecured Term Loan A Facility Tranche A-1 is hedged at a weighted average rate of 4.29%. Our Senior Unsecured Term Loan A Facility Tranche A-2 is hedged at a rate of 4.53%. Our Senior Unsecured Term Loan A Facility Tranche A-3 is hedged at a rate of 4.09%.
(3)All effective interest rates presented include the amortization of deferred financing costs. The $375.0 million Senior Unsecured Term Loan A Facility Tranche A-1, the C$250.0 million Senior Unsecured Term Loan A Facility Tranche A-2, and the $270.0 million Senior Unsecured Term Loan A Facility Tranche A-3 are all based on the hedged rates. The effective interest rate of Total Unsecured Debt is calculated using the weighted average of the stated effective interest rates of the individual borrowings.
(4)Maturity date represents the remaining weighted average life of the debt and assumes the exercise of extension options on the Senior Unsecured Revolving Credit Facility, the 2025 Unsecured Term Loan, and the Senior Unsecured Term A Facility Loan Tranche A-1 (see below).
(5)The Senior Unsecured Revolving Credit Facility maturity date assumes two six-month extension options past the original contractual maturity date of August of 2026. The borrowing capacity as of March 31, 2026 is $1.2 billion less $19.4 million of outstanding letters of credit. The effective interest rates shown reflect deferred financing costs allocated on a pro rata basis over the outstanding balances.
(6)The 2025 Unsecured Term Loan maturity date assumes one six-month extension option past the original contractual maturity date in June of 2026.
(7)The Senior Unsecured Term Loan A Facility Tranche A-1 maturity date assumes one remaining twelve-month extension option past the amended contractual maturity date in August of 2026.
(8)Excludes unamortized deferred financing costs for the Senior Unsecured Revolving Credit Facility, which are recognized within Other assets.
(9)The total includes borrowings with a variable interest rate that have been effectively hedged through interest rate swaps.
(10)The fully diluted Common Stock presented herein is unweighted and assumes a payout at target for all unvested performance based awards.
(11)Calculated as Core EBITDA for the last twelve months inclusive of pro forma adjustments of $4.4 million. Pro Forma adjustments represent the exclusion of Core EBITDA for the last twelve months for the sites divested, exited or classified as held for sale during the twelve months ended March 31, 2026.

Financial Supplement | First Quarter 2026

Interest Expense & Debt Covenants

Interest Expense Summary
(In thousands)	Contractual Interest Rate(1)	Maturity Date(2)	Interest Expense for the Three Months Ended March 31, 2026
Senior Unsecured Revolving Credit Facility	S + 0.84%	08/2027	$5,930
Senior Unsecured Term Loan Facilities	Various	Various	11,692
Private Placement Notes	Various	Various	12,215
Public 5.600% Notes	5.60%	05/2032	5,554
Public 5.409% Notes	5.41%	09/2034	6,761
Sale-leaseback financing obligations	10.12%	Various	1,038
Financing lease obligations	4.69%	Various	1,684
Interest Expense on Total Debt Outstanding			$44,874
Capitalized interest			(4,935)
Amortization of deferred financing costs			1,488
Other			92
Total Interest Expense			$41,519
(1)S represents multiple floating benchmark borrowing rates. Refer to our Debt Details and Maturities section of our quarterly supplement for further details on contractual interest rates.
(2)Assumes exercise of extension option under the Senior Unsecured Revolving Credit Facility. Refer to our Debt Details and Maturities section of our quarterly supplement for further details on maturity dates.

Debt Covenant Performance for Public Notes as of March 31, 2026
	Required	Result
Maintenance of total unencumbered assets	≥ 150%	261%
Limitation on total debt	≤ 60%	35%
Limitation on secured debt	≤ 40%	2%
Interest coverage test	≥ 1.5x	3.4x

Financial Supplement | First Quarter 2026

Transactions, Strategic Initiatives and Other Costs, Net
The following table includes certain corporate costs that are highly variable from period to period and will be further detailed in our Quarterly Report on Form 10-Q.

	Three Months Ended March 31,
	2026	2025
Transactions, strategic initiatives and other costs, net	(In thousands)
Severance and other compensation costs(2)	$5,443	$1,556
Acquisition and transaction related costs	3,987	2,817

Orion Related Costs:
Transformation related costs (non-capitalizable costs)(1)(2)	3,792	8,719
Oracle related costs (non-capitalizable costs)(1)(2)	2,144	2,777
Total Orion related costs	5,936	11,496

Held for sale, closed, and idled site costs, net, excluding severance
Lease termination fees	—	4,957
Other costs, net	3,809	2,658
Total held for sale, closed, and idled sites, net, excluding severance	3,809	7,615

Cyber incident related costs, net of insurance recoveries	94	1,668
Other, net(2)	1,176	262
Total Transactions, strategic initiatives and other costs, net	$20,445	$25,414
(1)Beginning with the year ended December 31, 2025, the Company has begun presenting Orion related non-capitalizable costs separately within the table above.
(2)Certain prior period amounts have been reclassified to conform to the current period presentation.

Financial Supplement | First Quarter 2026

Operations Overview
Global Warehouse Portfolio
The Company defines its warehouse categories as follows:
•Production Advantaged: Primarily focused on solutions for customer’s production facilities.
•Forward Distribution: Primarily focused on strategic inventory positioning close to end consumers in key metro markets.
•Retail Distribution: Primarily focused on retail support solutions serving grocery and food service customers, such as quick serve restaurants (“QSR”).
•Port: Primarily focused on import and export solutions with close proximity to port locations.
_______________________________________________
(1)Warehouse categories are determined by primary service offering at the locations.
(2)Excludes third-party managed sites, warehouses that are closed due to an intention to exit or classified as held for sale.

Financial Supplement | First Quarter 2026

Fixed Commitment and Lease Maturity Schedules
The following table sets forth a summary schedule of the expirations for any defined contracts featuring fixed storage commitments and leases in effect as of March 31, 2026. Note that month to month contracts include expired contracts that are assumed to continue as month to month agreements until renewal or notice of intention to vacate.

Contract Expiration Year	Number of Contracts	Annualized Committed Rent & Storage Revenues(1)	% of Total Warehouse Segment Rent & Storage Revenues for the twelve months ended March 31, 2026(1)
(Dollars in thousands)
Month-to-Month	163	$85,148	8.5%
2026	177	107,034	10.7%
2027	123	111,844	11.2%
2028	93	123,299	12.3%
2029	20	42,907	4.3%
2030+	38	117,624	11.8%
Total	614	$587,856	58.8%
(1)Excludes revenues associated with sites that are closed due to an intention to exit, or classified as held for sale.

The following table sets forth a summary schedule of the expirations of our facility leased warehouses and other leases pursuant to which we lease space to third parties in our warehouse portfolio, in each case, in place as of March 31, 2026. These leases had a weighted average remaining term of approximately 50 months as of March 31, 2026.

Lease Expiration Year	No. of Leases Expiring	Annualized Rent(1)(2)	% of Total Warehouse Segment Rent & Storage Revenues for the twelve months ended March 31, 2026(2)	Leased Square Footage
(Dollars in thousands)
Month-to-Month	9	$682	0.1%	30
2026	57	11,495	1.1%	678
2027	27	6,480	0.6%	517
2028	29	11,214	1.1%	1,396
2029	7	4,578	0.5%	252
2030+	19	21,526	2.2%	1,315
Total	148	$55,975	5.6%	4,188
(1)Represents monthly rental payments under the relevant leases as of March 31, 2026, multiplied by 12.
(2)Excludes revenues associated with sites that are closed due to an intention to exit, or classified as held for sale.

Financial Supplement | First Quarter 2026

Capital Expenditures
Maintenance Capital Expenditures are capitalized funds used to uphold and extend the useful life of assets, resulting in future economic benefits. These expenditures relate to routine and recurring maintenance that is essential to sustain current operations. This includes the cost to purchase and install, repair, or construct assets when it results in a useful life longer than one year and the cost per asset is over a de minimis threshold. Examples include roof repairs, refrigeration equipment refurbishment, racking system repairs, expenditures on material handling equipment and maintenance on existing servers.
External Growth Capital Expenditures refer to investments to expand our operations and enhance market position through mergers and acquisitions. External growth strategies rely on leveraging external assets and synergies to drive value creation and achieve strategic objectives. The Company completed the Houston acquisition on March 17, 2025 for total cash consideration of $108.4 million.
Expansion, Development, and Integration Capital Expenditures refer to investments to enhance our existing operations and increase storage capacity. Examples of capital expenditures associated with expansion and development are warehouse expansions and greenfield developments. Such capital expenditures also include integrating operational systems, rebranding, and upgrading infrastructure to our standards associated with recent mergers and acquisitions.
Organic Growth Capital Expenditures refer to investments with a focus on internal development through existing resources and capabilities. Organic growth strategies focus on utilizing internal resources and synergies to meet strategic goals. Examples of capital expenditures associated with organic growth are pallet position expansion and expansion of drop lots. Organic growth capital expenditures also includes the purchase of previously leased warehouses that remain operational. On March 18, 2026, the Company completed the acquisition of a previously leased warehouse facility in Massillon, Ohio for cash consideration of $18.7 million concurrent with the signing of a triple net lease with a customer to occupy the space.
Technological Upgrades and Enhancements refer to investments aimed at improving our technological infrastructure, investments in hardware, software, and systems that automate processes, enhance data analytics, and improve cyber security. In addition, this category includes sustainability initiatives and other asset modernization projects such as installation of LED lighting and solar panels.
The following table sets forth our total capital expenditures for the three months ended March 31, 2026 and 2025.

	Three Months Ended March 31,
	2026	2025(1)
	(In thousands)
Maintenance	$12,504	$14,799
External growth	—	108,448
Expansion, development, and integration(2)	53,235	68,340
Organic growth	58,966	25,918
Technological upgrades and enhancements	9,421	4,511
Total capital expenditures(3)	$134,126	$222,016
(1)Certain prior period amounts have been reclassified to conform to the current period presentation.
(2)Expansion and development capital expenditures include spend for sites in the recently completed expansion and development phase that are included in our non-same store pool, external integration capital expenditures associated with recent acquisitions in the non-same store pool, and any other expansion and development sites that are in progress that will be added to our non-same store pool when operations commence.
(3)Capital expenditures in the Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2026 include $40.8 million of costs accrued as of December 31, 2025 and paid during the three months ended March 31, 2026. Such expenditures exclude $47.7 million of costs accrued during the three months ended March 31, 2026 that will be paid in a future period.
We incurred capitalized interest of $4.9 million and $4.0 million for the three months ended March 31, 2026 and 2025, respectively, which is included in the capital expenditures noted in the table above.

Financial Supplement | First Quarter 2026

External Growth and Capital Deployment(4)

Expansions, Developments, and Acquisitions Completed Within the Last 36 Months and In Process
Project Vintage (Months)	Project Count	Square Feet (In millions)	Cubic Feet (In millions)	Pallet Positions (In thousands)	Cost (In millions)(1)	Remaining Spend	LTM NOI (In millions)(2)
25-36	4	1.2	39.8	121	$583	—	$13
13-24	—	—	—	—	—	—	—
1-12	4	0.8	34.7	88	262	—	—
1-36	8	2.0	74.5	209	$845	$—	$13

In Process(3)	4	1.0	53.9	164	$290	$228	$—

Total	12	3.0	128.4	373	$1,135	$228	$13

Completed Projects by Q1 2026 Same Store Classification
	Project Count	LTM NOI
Same Store Warehouse	2	$7
Non-Same Store Warehouse	7	$6
Total	9	$13
(1)Cost represents costs incurred as of March 31, 2026, inclusive of capitalized internal labor, travel, and interest.
(2)Defined as last twelve months of revenues less cost of operations excluding any Depreciation and amortization, corporate-level Selling, general, and administrative, Transactions, strategic initiatives and other costs, net, Impairment of long-lived assets, Net gain from sale of real estate, and all components of Other (expense) income.
(3)Includes 3 sites that are in the development and expansion phase that will be added to the non-same store pool when operations commence and 1 facility which we purchased in 2025 that is included in our non-same store pool.
(4)Given the current macroeconomic environment and variability in certain underlying assumptions, the Company has discontinued point‑in‑time expected return estimates for external growth investments. Management is reassessing certain project‑level assumptions, including stabilization timelines, cash flow expectations, and yield metrics. The Company continues to evaluate these investments and expects to provide relevant information on performance.

Financial Supplement | First Quarter 2026

Other Supplemental Information
Same Store Historical Performance Trend - Beginning with the period ended March 31, 2026, the Company's former Third-Party Managed reportable segment is included under the Warehouse reportable segment. All prior period comparative financial information has been recast to reflect the revised segment structure. The Company's Third-Party Managed sites are included within the same store warehouse pool. The following table reflects the actual results of our current same store pool, in USD, for the respective periods.

(Dollars in thousands)(1)	Q1 26	Q4 25	Q3 25	Q2 25	Q1 25
Number of same store warehouses	215	215	215	215	215
Same store revenues(2):
Rent and storage	$236,068	$243,705	$244,304	$241,342	$238,593
Warehouse services(3)	323,626	338,766	338,841	328,896	316,601
Total same store revenues	$559,694	$582,471	$583,145	$570,238	$555,194
Same store cost of operations(2)(3):
Power	32,049	32,137	38,652	32,781	29,515
Other facilities costs(4)	57,524	58,864	55,749	56,738	56,979
Labor	240,527	237,733	242,394	236,376	232,990
Other services costs(4)	41,663	48,004	48,589	42,822	41,758
Total same store cost of operations	$371,763	$376,738	$385,384	$368,717	$361,242

Same store contribution (NOI)	$187,931	$205,733	$197,761	$201,521	$193,952
Same store rent and storage contribution (NOI)(5)	$146,495	$152,704	$149,903	$151,823	$152,099
Same store services contribution (NOI)(6)	$41,436	$53,029	$47,858	$49,698	$41,853

Same store margin	33.6%	35.3%	33.9%	35.3%	34.9%
Same store rent and storage margin(7)	62.1%	62.7%	61.4%	62.9%	63.7%
Same store services margin(8)	12.8%	15.7%	14.1%	15.1%	13.2%

Same store rent and storage metrics:
Economic occupancy
Average economic occupied pallets(9)	3,848	3,985	3,852	3,860	3,926
Economic occupancy percentage(9)	77.3%	79.7%	76.9%	77.0%	78.0%
Same store rent and storage revenues per average economic occupied pallet	$61.35	$61.16	$63.42	$62.52	$60.77

Physical occupancy
Average physical occupied pallets(10)	3,304	3,438	3,289	3,292	3,332
Average physical pallet positions(10)	4,976	5,002	5,009	5,016	5,031
Physical occupancy percentage(10)	66.4%	68.7%	65.7%	65.6%	66.2%
Same store rent and storage revenues per average physical occupied pallet	$71.45	$70.89	$74.28	$73.31	$71.61

Same store services metrics:
Throughput pallets(3)	8,526	8,775	8,757	8,653	8,619
Same store warehouse services revenues per throughput pallet	$37.96	$38.61	$38.69	$38.01	$36.73

Total non-same store results(2):
Non-same store revenues	$18,219	$27,685	$32,677	$32,413	$29,793
Non-same store cost of operations	$19,444	$24,078	$33,146	$31,020	$25,151
Non-same store contribution NOI	$(1,225)	$3,607	$(469)	$1,393	$4,642
(1)Total amounts in the table above and year to date calculations may not calculate exactly due to rounding.
(2)Rent, storage, and warehouse services revenues do not include the financial results of warehouses that are classified as held for sale. Rent, storage, and warehouse services cost of operations do not include the financial results of warehouses that are considered idle, closed due to an intention to exit, or held for sale. These sites are recognized within Transactions, strategic initiatives and other costs, net.
(3)Prior period Warehouse segment financial results and related metrics have been recast to include the Company’s former Third-Party Managed reportable segment. The former Third-Party Managed services revenues are now included within Warehouse services revenues.
(4)Certain immaterial prior period amounts have been reclassified to conform to the current period presentation.
(5)Calculated as same store rent and storage revenues less same store power and other facilities costs.
(6)Calculated as same store warehouse services revenues less same store labor and other services costs.
(7)Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(8)Calculated as same store services contribution (NOI) divided by same store services revenues.
(9)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(10)We define average physical occupied pallets as the average number of physically occupied pallet positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, for the applicable period.

Financial Supplement | First Quarter 2026

Unconsolidated Joint Venture (Investments in Partially Owned Entities)
As of March 31, 2026, the Company owned a 49% equity share in the Dubai-based RSA joint venture. The debt of our unconsolidated joint venture is non-recourse to us, except for customary exceptions pertaining to such matters as intentional misuse of funds, environmental conditions and material misrepresentations.

RSA
Summary Balance Sheet - at the JV’s 100% share in AED	March 31, 2026	December 31, 2025
(In thousands)
Net book value of property, buildings, and equipment	183,691	183,275
Other assets	22,373	25,332
Total assets	206,064	208,607

Debt	120,610	156,299
Other liabilities	19,840	19,971
Equity	65,614	32,337
Total liabilities and equity	206,064	208,607

Americold’s ownership percentage	49%	49%

AED/USD end of period rate	0.2723	0.2723
Americold’s pro rata share of debt at AED/USD rate	$16,093	$20,855

	Three Months Ended
Summary Statement of Operations - at the JV’s 100% share in AED	Q1 26	Q1 25
(In thousands)
Revenues	12,483	6,508

Cost of operations	11,321	5,261
Depreciation & amortization	2,351	882
Total operating expenses	13,672	6,143
Operating (loss) income	(1,189)	365

Interest expense	(2,260)	(653)
Total non-operating expenses	(2,260)	(653)
Net loss	(3,449)	(288)

Americold’s ownership percentage	49%	49%

AED/USD average rate	0.2723	0.2723
Americold’s pro rata share of NOI in USD	$155	$166
Americold’s pro rata share of Net loss in USD	$(460)	$(38)
Americold’s pro rata share of Core FFO in USD	$(208)	$60
Americold’s pro rata share of Adjusted FFO in USD	$(164)	$76

Financial Supplement | First Quarter 2026

Reconciliations, Notes, and Definitions

Revenues and Contribution (NOI) by Segment
(In thousands)
	Three Months Ended March 31,
	2026	2025
Segment revenues:
Warehouse(1)	$577,913	$584,987
Transportation	51,957	43,993
Total revenues	629,870	628,980

Segment contribution:
Warehouse(1)	186,706	198,594
Transportation	8,803	7,254
Total segment contribution (NOI)	195,509	205,848

Reconciling items:
Depreciation and amortization expense	(91,660)	(88,982)
Selling, general, and administrative expense	(71,319)	(69,235)
Transactions, strategic initiatives and other costs, net	(20,445)	(25,414)
Net gain from sale of real estate	2,205	—
Interest expense	(41,519)	(36,117)
Loss from investments in partially owned entities	(412)	(1,363)
Other, net	7,383	1,296
Loss before income taxes	$(20,258)	$(13,967)
(1)Beginning with the period ended March 31, 2026, the Company's former Third-Party Managed reportable segment is included under the Warehouse reportable segment. All prior period comparative financial information has been recast to reflect the revised segment structure.
We view and manage our business through two primary business segments—Warehouse and Transportation. Our core business is our Warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our Warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, case-picking, blast freezing, produce grading and bagging, ripening, kitting, protein boxing, repackaging, e-commerce fulfillment, and other recurring handling services. Further, we manage warehouses on behalf of third parties and provide warehouse management services to leading food manufacturers and retailers in their owned facilities. We believe our third-party management services help customers to increase efficiency, reduce costs and supply-chain risks, and focus on their core businesses, while also enabling us to offer a complete and integrated suite of services across the cold chain.
In our Transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation or dedicated services, we may charge a fixed fee. We also provide multi-modal global freight forwarding services to support our customers’ needs in certain markets.

Financial Supplement | First Quarter 2026

Notes and Definitions
We use the following non-GAAP financial measures as supplemental performance measures of our business: NAREIT FFO, Core FFO, Adjusted FFO, NAREIT EBITDAre, Core EBITDA, Core EBITDA margin, net debt to pro-forma Core EBITDA, segment contribution (NOI) and margin, same store revenues and NOI, certain constant currency metrics, and maintenance capital expenditures.
We calculate NAREIT funds from operations, or NAREIT FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding gains or losses from sales of previously depreciated operating real estate and real estate related assets, plus specified non-cash items, such as real estate asset depreciation and amortization, impairment charges on real estate related assets, and our share of reconciling items for partially owned entities. We believe that NAREIT FFO is helpful to investors as a supplemental performance measure because it excludes the effect of real estate related depreciation, amortization and gains or losses from sales of real estate or real estate related assets, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, NAREIT FFO can facilitate comparisons of operating performance between periods and among other equity REITs.
We calculate core funds from operations, or Core FFO, as NAREIT FFO adjusted for the effects of extraordinary items as defined under U.S. GAAP including Net (gain) loss on sale of non-real estate related assets; Transactions, strategic initiatives and other costs, net; Foreign currency exchange (gain) loss; Project Orion deferred costs amortization; and Our share of reconciling items related to partially owned entities. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because NAREIT FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of NAREIT FFO and Core FFO measures of our performance may be limited.
We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of Amortization of deferred financing costs and pension withdrawal liability; Amortization of below/above market leases; Straight-line rent adjustment; Deferred income tax (benefit) expense; Stock-based compensation expense; Non-real estate depreciation and amortization; Maintenance capital expenditures; and Our share of reconciling items related to partially owned entities. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

NAREIT FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. NAREIT FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP Net loss and Net loss per common share - diluted (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. NAREIT FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our Condensed Consolidated Statements of Operations (Unaudited) and Condensed Consolidated Statements of Cash Flows (Unaudited) included in our quarterly and annual reports. NAREIT FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our Net loss or Net cash provided by operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our NAREIT FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. We reconcile NAREIT FFO, Core FFO and Adjusted FFO to Net loss, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

We calculate NAREIT EBITDA for Real Estate, or NAREIT EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, Net loss before Depreciation and amortization; Interest expense; Income tax (benefit) expense; Net gain from sale of real estate; and Adjustment to reflect share of EBITDAre of partially owned entities. NAREIT EBITDAre is a measure commonly used in our industry, and we present NAREIT EBITDAre to enhance investor understanding of our operating performance. We believe that NAREIT EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as NAREIT EBITDAre further adjusted for Transactions, strategic initiatives and other costs, net; Loss from investments in partially owned entities; Foreign currency exchange (gain) loss; Stock-based compensation expense; Net (gain) loss on real estate related asset disposals; Net (gain) loss on sale of non-real estate related assets; Project Orion deferred costs amortization; and Reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in NAREIT EBITDAre but which we do not believe are indicative of our core business operations. We calculate Core EBITDA margin as Core EBITDA divided by Total revenues. NAREIT EBITDAre and Core EBITDA are not measurements of financial performance or liquidity under U.S. GAAP, and our NAREIT EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our NAREIT EBITDAre and Core EBITDA as alternatives to Net loss or Net cash provided by operating activities determined in accordance with U.S. GAAP. Our calculations of NAREIT EBITDAre and Core EBITDA have limitations as analytical tools, including:

•these measures do not reflect our historical or future cash requirements for maintenance capital expenditures or growth and expansion capital expenditures;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation and amortization are non-cash charges, the assets being depreciated will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

Financial Supplement | First Quarter 2026

Net debt to proforma Core EBITDA is calculated using total debt outstanding less cash, cash equivalents, and restricted cash divided by pro-forma and/or Core EBITDA. If applicable, we calculate pro-forma Core EBITDA as Core EBITDA further adjusted for acquisitions, divestitures, exited properties and properties classified as held for sale. The pro-forma adjustment for acquisitions reflects the Core EBITDA for the period of time prior to acquisition.
NOI is calculated as Net loss before Interest expense, Income tax (expense) benefit, Depreciation and amortization, and excluding corporate Selling, general, and administrative expense; Transactions, strategic initiatives and other costs, net; Net gain from sale of real estate and all components of non-operating other income and expense. Management believes that this is a helpful metric to measure period to period operating performance of the business.

We define our “same store” population once annually at the beginning of the current calendar year. Our population includes properties owned or leased for the entirety of two comparable periods with at least twelve consecutive months of normalized operations prior to January 1 of the current calendar year. We define “normalized operations” as properties that have been open for operation or lease, after development, expansion, or significant modification (e.g., rehabilitation subsequent to a natural disaster). Acquired properties are included in the “same store” population if owned by us as of the first business day of the prior calendar year (e.g. January 1, 2025) and are still owned by us as of the end of the current reporting period, unless the property is under development. The “same store” pool is also adjusted to remove properties that are being exited (e.g. non-renewal of warehouse lease or held for sale to third parties), were sold, or entered development subsequent to the beginning of the current calendar year. Changes in ownership structure (e.g., purchase of a previously leased warehouse) does not result in a facility being excluded from the same store population, as management believes that actively managing its real estate is normal course of operations. Additionally, management classifies new developments (both conventional and automated facilities) as a component of the same store pool once the facility is considered fully operational and both inbounding and outbounding product for at least twelve consecutive months prior to January 1 of the current calendar year.

We calculate “same store revenues” as revenues for the same store population. We calculate “same store contribution (NOI)” as revenues for the same store population less its cost of operations (excluding any Depreciation and amortization, Selling, general, and administrative, Transactions, strategic initiatives and other costs, net and Net gain from sale of real estate) and all components of non-operating other income and expense. In order to derive an appropriate measure of period-to-period operating performance, we also calculate our same store contribution (NOI) on a constant currency basis to remove the effects of foreign currency exchange rate movements by using the comparable prior period exchange rate to translate from local currency into U.S. dollars for both periods. We evaluate the performance of the warehouses we own or lease using a “same store” analysis, and we believe that same store contribution (NOI) is helpful to investors as a supplemental performance measure because it includes the operating performance from the population of properties that is consistent from period to period and also on a constant currency basis, thereby eliminating the effects of changes in the composition of our warehouse portfolio and currency fluctuations on performance measures. Same store contribution (NOI) is not a measurement of financial performance under U.S. GAAP. In addition, other companies providing temperature-controlled warehouse storage and handling and other warehouse services may not define same store or calculate same store contribution (NOI) in a manner consistent with our definition or calculation. Same store contribution (NOI) should be considered as a supplement, but not as an alternative, to our results calculated in accordance with U.S. GAAP.

We define “maintenance capital expenditures” as capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology. Maintenance capital expenditures do not include acquisition costs contemplated when underwriting the purchase of a building or costs which are incurred to bring a building up to Americold’s operating standards.
All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.